Exhibit 99.1

NASDAQ:GFED
www.gbankmo.com

For Immediate Release

Contacts:	Shaun A. Burke, President and CEO or Carter M. Peters, CFO
1341 W. Battlefield
Springfield, MO 65807
417-520-4333

Guaranty Federal Bancshares, Inc.

Announces PRELIMINARY FIRST QUARTER 2016 Financial Results

SPRINGFIELD, MO – (April 19, 2016) – Guaranty Federal Bancshares, Inc., (NASDAQ:GFED), the holding company (the “Company”) for Guaranty Bank (the “Bank”), today announces the following preliminary results for its first quarter ended March 31, 2016.

Net income available to common shareholders for the quarter ended March 31, 2016 was $1,277,000 as compared to $1,330,000 for the same quarter in 2015. Diluted earnings per common share were $0.29 for the quarter as compared to $0.30 earned for the same quarter in 2015.

Below are selected highlights of the Company’s first quarter of 2016, compared to the fourth and first quarters of 2015.

	Quarter ended
	March 31, 2016	December 31, 2015	March 31, 2015
	(Dollar amounts in thousands, except per share data)
Net income available to common shareholders	$1,277	$1,431	$1,330

Diluted income per common share	$0.29	$0.33	$0.30
Common shares outstanding	4,365,518	4,349,064	4,333,558
Average common shares outstanding , diluted	4,410,279	4,399,580	4,374,001

Annualized return on average assets	0.78%	0.88%	0.83%
Annualized return on average equity	7.55%	8.58%	8.56%
Net interest margin	3.36%	3.41%	3.43%
Efficiency ratio	65.35%	64.13%	66.36%

Tangible common equity to tangible assets	10.37%	10.17%	9.48%
Tangible book value per common share	$15.58	$15.27	$14.62
Nonperforming assets to total assets	2.46%	2.47%	1.23%

Select Quarterly Financial Data

The following key issues contributed to the first quarter operating results as compared to the same quarter in 2015 and the financial condition results compared to December 31, 2015:

Interest income – While loan origination activity has been steady, unanticipated payoffs and a highly competitive pricing environment have created challenges to expand loan balances, interest income and loan yield. Additionally, during the last few quarters, a significant portion of the Company’s net investable cash balances have been placed in lower yielding investment securities. Also, negatively impacting interest income and loan yield compared to the prior year quarter was the increase in nonaccrual loans that began at the end of the third quarter of 2015. The Company’s total interest-earning asset yield during the first quarter was 4.02% as compared to 4.08% for the fourth quarter of 2015 and 4.16% for the first quarter of 2015.

Interest expense - On the liability side, the expansion of lower-cost, core deposit relationships and reductions in wholesale funding continue to improve the Company’s overall cost of funding. At quarter-end, total transaction and savings deposit balances increased $3.5 million over year-end 2015. Also improving cost of funds over the prior year was the prepayment of the Company’s $10 million repurchase agreement during the second quarter of 2015. The average cost of funds for the quarter was .76% as compared to .77% for the fourth quarter of 2015 and .81% for the first quarter of 2015.

Provision for loan loss expense and allowance for loan losses –Based on its reserve analysis and methodology, the Company recorded a provision for loan loss expense of $375,000 during the quarter, an increase from the $150,000 recognized during the prior year quarter. The provision for the quarter was primarily due to the increased reserves on a few specific problem credits.

At March 31, 2016, the allowance for loan losses of $6.2 million was 1.25% of gross loans outstanding (excluding mortgage loans held for sale), representing an increase from the 1.17% as of December 31, 2015. Management believes the allowance for loan losses is at a sufficient level to provide for loan losses in the Bank’s existing loan portfolio.

Non-interest income –Non-interest income increased $158,000 during the quarter due to a few factors. First, the Company’s mortgage division experienced another strong quarter resulting in an increase of $22,000 in gains on sales of fixed-rate mortgage loans for the period compared to the same quarter in 2015. Second, the Company’s recent expansion of Small Business Administration (“SBA”) lending has allowed it to recognize income from sales of the guaranteed portion of certain loans. Income of $70,000 was recognized from sales of SBA loans during the quarter compared to no income during the prior year quarter. Finally, in order to take advantage of market movements and further restructure its portfolio, the Company increased its gains on sales of investment securities by $44,000 for the period compared to the same quarter in 2015.

Non-interest expense – Non-interest expenses have been closely managed and the Company experienced only a small increase of $31,000 (less than 1%) over the prior year quarter.

Provision for income taxes – The decrease in the provision for income taxes for the quarter is a direct result of the Company’s decrease in taxable income.

Capital – At March 31, 2016, stockholders’ equity increased to $68.0 million compared to $66.4 at December 31, 2015. First, equity increased due to $1.3 million in net income for the quarter ended March 31, 2016. Second, as a result of a decline in market interest rates on many debt securities during the first quarter, the Company experienced an improvement in the value of its investment portfolio. The equity portion of the Company’s unrealized losses on available-for-sale securities improved by $508,963 at March 31, 2016 as compared to December 31, 2015. Offsetting the increase in equity was $355,000 in shareholders dividends declared during the quarter. On a per common share basis, stockholders’ equity increased to $15.58 at March 31, 2016 as compared to $15.27 as of December 31, 2015.

From a regulatory capital standpoint, all capital ratios for both the Company and the Bank remain strong and above regulatory requirements.

Nonperforming assets – Nonperforming assets remained at $16.1 million as of March 31, 2016 as compared to December 31, 2015. Non-performing assets as a percentage of total assets was 2.46% as of March 31, 2016 compared to 2.47% as of December 31, 2015.

Non-Generally Accepted Accounting Principle (GAAP) Financial Measures

In addition to the GAAP financial results presented in this press release, the Company presents non-GAAP financial measures discussed below. These non-GAAP measures are provided to enhance investors’ overall understanding of the Company’s current financial performance. Additionally, Company management believes that this presentation enables meaningful comparison of financial performance in various periods. However, the non-GAAP financial results presented should not be considered a substitute for results that are presented in a manner consistent with GAAP. A limitation of the non-GAAP financial measures presented is that the adjustments concern gains, losses or expenses that the Company does expect to continue to recognize; the adjustments of these items should not be construed as an inference that these gains or expenses are unusual, infrequent or non-recurring. Therefore, Company management believes that both GAAP measures of its financial performance and the respective non-GAAP measures should be considered together.

Operating Income

Operating income is a non-GAAP financial measure that adjusts net income for the following non-operating items:

●	Gains on sales of available-for-sale securities
●	Gains on sales of SBA loans
●	Losses on foreclosed assets held for sale
●	Provision for loan loss expense
●	Provision for income taxes

A reconciliation of the Company’s net income to its operating income for the periods ended March 31, 2016 and 2015 is set forth below.

	Quarter ended
	March 31,
	2016	2015

	(Dollar amounts are in thousands)

Net income	$1,277	$1,330

Add back:
Provision for income taxes	527	588
Income before income taxes	1,804	1,918

Add back/(subtract):
Gains on investment securities	(51)	(7)
Gains on SBA loans	(70)	-
Loss on foreclosed assets held for sale	11	11
Provision for loan losses	375	150
	265	154

Operating income	$2,069	$2,072

About Guaranty Federal Bancshares, Inc.

Guaranty Federal Bancshares, Inc. (NASDAQ:GFED) has a subsidiary corporation offering full banking services. The principal subsidiary, Guaranty Bank, is headquartered in Springfield, Missouri, and has nine full-service branches in Greene and Christian Counties and Loan Production Offices in Jasper and Webster Counties. Guaranty Bank is a member of the MoneyPass and TransFund ATM networks which provide its customers surcharge free access to over 24,000 ATMs nationwide. For more information visit the Guaranty Bank website: www.gbankmo.com.

The Company may from time to time make written or oral “forward-looking statements,” including statements contained in the Company’s filings with the SEC, in its reports to stockholders and in other communications by the Company, which are made in good faith by the Company pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Words such as “anticipates,” “estimates,” “believes,” “expects,” and similar expressions are intended to identify such forward-looking statements but are not the exclusive means of identifying such statements.

These forward-looking statements involve risks and uncertainties, such as statements of the Company’s plans, objectives, expectations, estimates and intentions, that are subject to change based on various important factors (some of which are beyond the Company’s control). The following factors, among others, could cause the Company’s financial performance to differ materially from the plans, objectives, expectations, estimates and intentions expressed in such forward-looking statements:

● the strength of the United States economy in general and the strength of the local economies in which we conduct operations;

● the effects of, and changes in, trade, monetary and fiscal policies and laws, including interest rate policies of the Federal Reserve, inflation, interest rates, market and monetary fluctuations;

● the timely development of and acceptance of new products and services and the perceived overall value of these products and services by users, including the features, pricing and quality compared to competitors’ products and services;

● the willingness of users to substitute competitors’ products and services for our products and services;

● our success in gaining regulatory approval of our products and services, when required;

● the impact of changes in financial services laws and regulations (including laws concerning taxes, banking, securities and insurance);

● technological changes;

● the ability to successfully manage and integrate any future acquisitions if and when our board of directors and management conclude any such acquisitions are appropriate;

● changes in consumer spending and saving habits;

● our success at managing the risks resulting from these factors; and

● other factors set forth in reports and other documents filed by the Company with the SEC from time to time.

Financial Highlights:

Operating Data:	Quarter ended
	March 31,
	2016	2015
	(Dollar amounts are in thousands, except per share data)

Total interest income	$6,205	$6,288
Total interest expense	1,025	1,092
Net interest income	5,180	5,196
Provision for loan losses	375	150
Net interest income after provision for loan losses	4,805	5,046
Noninterest income	1,109	951
Noninterest expense	4,110	4,079
Income before income taxes	1,804	1,918
Provision for income taxes	527	588
Net income	$1,277	$1,330
Net income per common share-basic	$0.29	$0.31
Net income per common share-diluted	$0.29	$0.30

Annualized return on average assets	0.78%	0.83%
Annualized return on average equity	7.55%	8.56%
Net interest margin	3.36%	3.43%
Efficiency ratio	65.35%	66.36%

Financial Condition Data:
	As of
	March 31, 2016	December 31, 2015
Cash and cash equivalents	$17,622	$18,774
Investments	103,763	97,336
Loans, net of allowance for loan losses 3/31/2016 - $6,185; 12/31/2015 - $5,812	491,582	492,905
Other assets	43,106	43,820
Total assets	$656,073	$652,835

Deposits	$519,074	$517,386
Advances from correspondent banks	52,100	52,100
Subordinated debentures	15,465	15,465
Other liabilities	1,426	1,462
Total liabilities	588,065	586,413
Stockholders' equity	68,008	66,422
Total liabilities and stockholders' equity	$656,073	$652,835
Equity to assets ratio	10.37%	10.17%
Tangible book value per common share	$15.58	$15.27
Nonperforming assets	$16,125	$16,147